As filed with the U.S. Securities and Exchange Commission on January 26, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nvni Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7372	98-1721993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 10008, Pavilion East, Cricket Square

Grand Cayman, Cayman Islands KY1-1001

Tel: (+55 11) 5642-3370

(Address and telephone number of registrant’s principal executive offices)

Cogency Global, Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq. Thiago A. Spercel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

☒ Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated January 26, 2026

Up to 17,715,374 Ordinary Shares

PROSPECTUS

Nvni Group Limited

This prospectus relates to the resale, from time to time, of up to an aggregate of 17,715,374 ordinary shares of the Company, US$0.0001 par value per share (“Ordinary Shares”), by the selling shareholder named elsewhere in this prospectus (“Selling Shareholder”). The Ordinary Shares included in this prospectus consist of (i) Ordinary Shares issuable upon conversion of a senior secured convertible note issued pursuant to a Securities Exchange Agreement entered into on December 11, 2025, with an aggregate principal amount of US$5,662,000 (the “Exchange Note”), and (ii) Ordinary Shares issuable upon conversion of a senior secured convertible note issued pursuant to a Securities Purchase Agreement entered into on December 11, 2025, with an aggregate principal amount of US$2,865,000 (the “SPA Note” and, together with the Exchange Note, the “Notes”).

The Notes are convertible into Ordinary Shares at a conversion price determined pursuant to the terms of the applicable Note, which may be based on a fixed price or a variable price derived from the trading price of the Ordinary Shares, subject to customary adjustments and a floor price. The number of Ordinary Shares issuable upon conversion of the Notes will vary based on the applicable conversion price in effect at the time of conversion, and such number may be substantially greater than the number of Ordinary Shares registered hereby.

This prospectus also covers any additional Ordinary Shares that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Notes issued to the Selling Shareholder by reason of stock splits, stock dividends and other events described therein. Because the conversion price under the Notes is subject to adjustment based on market conditions and periodic floor price resets, the total number of Ordinary Shares issuable upon conversion cannot be determined at this time.

See the section entitled, “Selling Shareholder” for additional information regarding the Selling Shareholder.

The Selling Shareholder, or its respective transferees, pledgees, donees or other successors-in-interest, may sell the Ordinary Shares at prevailing market or privately negotiated prices, including in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale. The Selling Shareholder may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholder may sell the Ordinary Shares issuable upon conversion of the Notes, as applicable, here under following the effective date of this registration statement of which this prospectus forms a part. Beginning in February 2026, the Notes provides for monthly redemption amounts that may be satisfied, subject to certain conditions, through the issuance of Ordinary Shares, which may result in ongoing resales of Ordinary Shares from time to time. We provide more information about how a Selling Shareholder may sell its shares in the section titled “Plan of Distribution” in this prospectus.

We are registering the Ordinary Shares issuable upon conversion of the Notes on behalf of the Selling Shareholder, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder in the offering described in this prospectus. Except for limited circumstances involving cash payments required under the terms of the Notes, conversions of the Notes are expected to be settled in Ordinary Shares. See “Use of Proceeds.”

We cannot predict when and in what amounts or if at all, the Notes will be converted. Conversions of the Notes are subject to a beneficial ownership limitation that generally restricts the Selling Shareholder from converting the Notes to the extent such conversion would result in beneficial ownership of more than 9.99% of our outstanding Ordinary Shares, which may delay or limit conversions. We have agreed to bear all of the expenses incurred in connection with the registration of the Ordinary Shares issuable upon conversion of the Notes. The Selling Shareholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Ordinary Shares.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

We are a “foreign private issuer” as defined under applicable Securities and Exchange Commission (the “SEC”) rules and an are eligible for reduced public company disclosure requirements. In addition, our officers, directors and principal shareholders will be exempt from the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “NVNI”, and our public warrants are listed on The Nasdaq Capital Market under the symbol “NVNIW”. On January 23, 2026, the closing price of our Ordinary Shares was US$2.91.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” in this prospectus for more information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 26, 2026.

i

ABOUT THE PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC. The Selling Shareholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Shareholder and other information you should know before investing.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Shareholder have authorized any other person to provide you with different or additional information. Neither we nor the Selling Shareholder take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, any you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the Selling Shareholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Shareholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

The Selling Shareholder may offer and sell the securities directly to purchasers, through agents selected by the Selling Shareholder, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that appear in this prospectus may not sum due to rounding.

Unless the context indicates otherwise, the terms “Nvni,” the “Nuvini Group,” “Nuvini,” “Company,” “we,” “us” and “our” refer to Nvni Group Limited, a Cayman Islands exempted company, and its subsidiaries.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which we believe to be reliable based upon our management’s knowledge of the industry. We have not independently verified the accuracy and completeness of such third-party information to the extent included in this prospectus. Such assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	the Company’s financial performance;

●	the ability to maintain the listing of the Ordinary Shares on Nasdaq;

●	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the Company’s ability to develop and launch new products and services;

●	the Company’s ability to successfully and efficiently integrate future expansion plans and opportunities;

●	the Company’s ability to grow its business in a cost-effective manner;

●	the Company’s product development timeline and estimated research and development costs;

●	the implementation, market acceptance and success of the Company’s business model;

●	developments and projections relating to the Company’s competitors and industry;

●	the Company’s approach and goals with respect to technology;

●	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	the impact of war, state, terror threats or adverse public health developments on the Company’s business;

●	changes in applicable laws or regulations; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all the information that you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for more information.

Our Company

Nuvini’s business philosophy is to invest in established companies and foster an entrepreneurial environment that enables companies to become leaders in their respective industries, creating value through long-term partnerships with the existing management of the acquired companies (the “Nuvini Acquired Companies”) and accelerating the growth of acquired companies through improved commercial strategies, increased efficiency of internal processes, and enhanced governance structures. While Nuvini’s acquisition targets are generally profitable, Nuvini is an early-stage company with a history of operating losses.

Nuvini’s core strategy is to acquire, operate, retain and partner with existing management of established companies. Nuvini believes that the businesses it has acquired have the potential to be leaders in their respective markets due to Nuvini’s culture that facilitates each Nuvini Acquired Company to operate independently and encourages them to partner with Nuvini’s management. Nuvini chose each of the Nuvini Acquired Companies because it believes that their respective existing management teams understand the economics of their respective industries better than most of their competitors, thereby promoting long-term success for each Nuvini Acquired Company within each specific industry.

Nuvini believes it creates value through long-term partnerships by focusing on accelerating the growth of each Nuvini Acquired Company through strengthening its commercial strategies, increasing the efficiency of internal processes and enhancing its governance structure. With a diversified portfolio of business-to-business (“B2B”) companies in multiple markets, Nuvini believes it has the experience and expertise to optimize the performance of the Nuvini Acquired Companies’ businesses and expedite their development. Nuvini believes it optimizes performance by providing back-office support, which allows for the standardization of processes and benefits, and leverages people and talent consistently across the Nuvini Group.

The Nuvini Acquired Companies offer proprietary software-as-a-service (“SaaS”) products to their clients to meet certain critical requirements. Nuvini believes that the Nuvini Acquired Companies’ products and services enable each of their respective clients to increase sales, improve client service, increase team productivity and operate more cost-effectively.

Nuvini believes that acquiring SaaS companies that are consistent with its business philosophy enhances its ability to earn above average returns on its capital.

Nuvini believes it continues to foster organic growth by expanding the Nuvini Acquired Companies’ client, geographic and product reach. Nuvini’s acquisition strategy is to select target companies based on financial metrics (such as recurring revenue and positive cash generation), relevant growth potential and the target company’s discrete market within the SaaS industry.

Business Model

Nuvini acquires, manages and builds SaaS companies that have strong cash generation and revenue growth, are leaders in fragmented markets and generate a recurring, solid client base with low client turnover. Below is a discussion of Nuvini’s business model in acquiring target companies and accelerating Nuvini Acquired Companies’ efficiencies and growth:

Acquire

Nuvini’s business model is focused on acquiring profitable B2B SaaS companies with the following characteristics: a cohesive and focused business model, recurring revenue, positive cash generation and relevant growth potential. Further, Nuvini opts for acquiring companies that are leaders in discrete markets. Nuvini prides itself of a quick and efficient capital allocation process, combined with a diligent and repeatable mergers and acquisitions (“M&A”) process. Nuvini aims to achieve this by executing the following during the M&A process:

●	Conducting robust due diligence on historical financial statements, KPIs, legal and tax position with external consulting, best practices connected with founders’ earnout value;

●	Establishing an Investment Committee for monitoring and approving new mergers and acquisitions; and

●	Causing the board of directors of Nuvini (the “Board”) to review the fit between the portfolio/acquisition target’s strategy and Nuvini’s strategy.

Manage

The graphic below illustrates Nuvini’s business model of managing the Nuvini Acquired Companies.

Once Nuvini acquires a SaaS company, Nuvini focuses on managing it according to the following principles:

Accelerate Efficiency and Growth: Nuvini has a vision and strategy to focus on growth and best practices. In an effort to maximize each Nuvini Acquired Company’s performance, Nuvini provides back-office support, which includes but is not limited to, talent training and sourcing, accounting standardization, and audit support. The back-office support standardizes processes and benefits and leverages people and talent consistently across the Nuvini Group. By utilizing talent sourcing and retention strategies from the Nuvini Group, Nuvini provides training for talent across the Nuvini Acquired Companies.

Decentralized Management Structure: Each Nuvini Acquired Company has experienced management teams operating in each of its respective SaaS companies, backed by Nuvini’s infrastructure. The results of the financial performance of the Nuvini Acquired Companies are consolidated and reviewed at the level of Nuvini for purposes of making decisions concerning financial management. Nuvini provides financial and strategic expertise with respect to capital allocation, acquisitions, finance, tax, compensation policy and recruitment.

Each Nuvini Acquired Company’s management is motivated to administer its business in a highly focused manner. Management of each Nuvini Acquired Companies are encouraged to leverage their respective market sector knowledge in order to maximize the growth opportunities, profitability and return on capital employed within their business.

The Nuvini Group’s decentralized management structure has allowed the Nuvini Group to facilitate separate management teams with key client relationships and deep market sector knowledge that are more focused and efficient than would be the case under a centralized management model. This creates a high degree of scalability within the Nuvini Group’s business model and provides the Nuvini Group with the opportunity to continue growing over both the short- and long-term.

Build

Once an acquired business begins to achieve targeted financial performance, Nuvini shifts its focus to building the business through autonomy, people, finance and continued growth as follows:

Autonomy: Nuvini believes that a key strength in Nuvini’s growth strategy is that each Nuvini Acquired Company is not required to integrate onto the same enterprise resource planning (“ERP”). Nuvini accomplishes this by utilizing ERP software to consolidate information across the Nuvini Acquired Companies, which connects the Nuvini Acquired Companies’ operations by leveraging the Nuvini Acquired Companies’ legacy ERP. This approach mitigates the risks associated with post-acquisition integration, allowing each business to maintain its own identity and organization while keeping that business structurally separate. Without requiring integration, Nuvini believes it can attract better entrepreneurs and allow Nuvini’s founders to deliver the best practices for the Nuvini Group.

People and Finance: Nuvini focuses on identifying the best talent sources, deploying relevant training and retaining top talent in the industry. Nuvini focuses on best practices in talent acquisition and retention and aims to reduce employee turnover and hiring timespan.

Additionally, for each acquired business, Nuvini develops a talent-focused succession strategy for the post-earnout period. From a finance perspective, Nuvini implements accounting standardization across the Nuvini Acquired Companies, and will undergo an annual audit by an accounting firm. By utilizing a shared back-office approach, the Nuvini Group benefits from efficiencies in a standardized contract, as the contract can be leveraged across various acquired companies.

Growth: Nuvini continues to seek opportunities to grow its portfolio by providing guidance as an advisor to companies other than the Nuvini Acquired Companies and engaging in tuck-in acquisitions. Tuck-in acquisitions occur when Nuvini absorbs a target company to incorporate a specific resource of that target company to grow Nuvini’s market share. Nuvini believes this is beneficial because such acquisitions are designed to increase an existing client base.

Capabilities of the Nuvini Acquired Companies

Nuvini seeks to buy, manage and grow SaaS companies that provide mission-critical services. Listed below are the Nuvini Acquired Companies and their respective offerings. As of June 30, 2025, the Nuvini Acquired Companies with a material contribution to Nuvini’s revenues are Effecti, Ipê and Mercos.

1.	Effecti - On October 30, 2020, Nuvini S.A. acquired 100% of the equity interest in Effecti. Effecti operates the “My Effecti” bidding platform, through which bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions. Effecti operates the “My Effecti” bidding platform, through which bidders can find, register, dispute and monitor the notices issued by the Brazilian federal, state and municipal government through electronic trading sessions. Effecti’s team of specialists works on developing industry leading tools to deliver safer and more efficient performance to contract bidders conducting business with the Brazilian government. Effecti’s services simplify processes through automated innovative solutions in a transparent and secure way, reduce the time their clients spend performing tasks during the contract bidding process and enable their clients to focus on increasing their revenues. The software allows clients to: (i) screen and find related bids that are to their product and services through smart filters, (ii) register the proposals in the main public bidding portals, (iii) automate bids, which allows for several simultaneous trading sessions and (iv) centralize all messages in one environment, which optimizes the end to end process. Effecti’s revenue is based entirely on monthly software licensing and does not participate or generate any commission, directly or indirectly, from the transactions its platform facilitates.

2.	Leadlovers - On February 5, 2021, Nuvini S.A. acquired 100% of the equity in Leadlovers. Leadlovers provides an easy-to-use platform that assists entrepreneurs in creating digital products and supports entrepreneurs’ online businesses by providing them samples and templates of webpages, digital marketing tools and client service support in Portuguese. Leadlovers renders client support via marketing lead capture and generation (5,000 leads, page builder, page templates, forms Facebook lead ads, unlimited shipping emails, lead tracking), engagement (e-mail automation, sales funnel, SMS marketing, e-learning, members area) and analysis (open rate, click and shipping, lead scoring, leads segmentation and metrics reports). The software is built on three pillars: content, management and integration. The first pillar, content, not only focuses on personalization, such as allowing a client to customize email chains and SMS to be sent to a client’s desired contact list, but also educates potential clients through online course offerings in a personalized environment. The second pillar, management, focuses on creation and organization. Entrepreneurs may be able to create web pages, advertise and convert visitors into leads, as well as track and manage traded sales opportunities in real time. The third pillar, integration, deals with access and use of application programming interfaces of major financial institutions and Nuvini’s CRM technology, which clients can integrate into their marketing and sales operations. Leadlovers has a diverse database of clients, as it targets autonomous workers and small and medium-sized enterprises.

3.	Ipê Digital - On February 19, 2021, Nuvini S.A. acquired 100% of the equity interest in Ipê Digital. Ipê Digital offers its clients with support services related to revenue, products and inventory, sales and cashier, managing service orders, issuance of reports, financial control, SMS sending, integration between stores, integration with laboratory, client permissions and issuance of slips. Ipê Digital’s services assist its clients in maintaining client relationships, enhancing sales, cashier and work orders management, its sales and marketing and financial management.

4.	Datahub - On February 19, 2021, Nuvini S.A. acquired 100% of the equity interest in Datahub. Datahub offers marketing and sales solutions including market analysis, historical market studies, knowledge of client portfolios, visualization of results in thematic maps and lead generation, that aim to enrich its client base and prospects. Datahub also renders risk and compliance services, including fraud prevention, collection and recovery, credit risk, anti-money laundering, Know Your Customer and M&A due diligence services. Datahub uses Big Data Analytics, meaning the process of examining large and complex data sets to help organizations make informed business decisions, Machine Learning and client knowledge, connecting Datahub’s data to its clients’ systems in an effort to lower client costs and provide more accurate results.

5.	OnClick - On April 22, 2021, Nuvini S.A. acquired 100% of the equity interest in OnClick. OnClick is a SaaS B2B company focused on developing ERP solutions for retail, e-commerce, industry, distribution and services. OnClick has four ERP systems: OnClick ERP (enables real-time management views that ensure practicality in processes, reliability in decision-making and more efficiency and productivity), OnClick KPL (offers solutions to the challenges faced by online retailers, whether in inventory management, financial management or order flow agility), OnClick KPL Start (streamlined version of the leading back office software for e-commerce), and OnClick PDV (offers features that deliver more performance, security and connectivity to a client’s business). Additionally, OnClick offers OnClick Partner, which is a program aimed at clients interested in expanding their portfolio of Solutions and adding value to their businesses. OnClick Partner includes training and certification through OnClick Academy, generation and routing of qualified leads by region, client relationship management access, cooperative marketing actions, invitations to industry events in which OnClick participates, sharing of business and technical content, business indication and promotion of the channel on the OnClick website. OnClick seeks to improve the management of its clients’ businesses through technology and innovation by building smart tools to assist with creating quality relationships with its clients.

6.	Mercos - On June 30, 2021, Nuvini S.A. entered into an investment agreement with the shareholders of Mercos to acquire 100% of the total share capital of Mercos and assumed control on August 10, 2021. To date, Nuvini S.A. has a 57.91% equity interest in Mercos. Mercos provides B2B software that focuses on sales management, automation and e-commerce to industries, distributors and representatives. This software helps to organize clients’ business operations by automating the issuance of orders, selling online to clients and integrating into ERP systems. Mercos supports clients through sales automation and integration with the client’s ERP and provided B2B e-commerce sectors for consumer goods. Mercos’ B2B software primarily provides solutions for: (i) delays in receiving orders (which are often times hand-typed and susceptible to errors), (ii) seller’s mistakes (where often sellers forget important information related to transactions due to focus on client guided sales), (iii) lack of a structured trade policy (due to multiple and varied business policies on each sales channel), (iv) disoriented business operation (due to sellers not having visibility on performance, which then leads limited reach to commercial managers) and (iv) inefficient face-to-face sales (due to high processing costs, limited availability for meetings between sellers and clients, and inefficiency in ordering goods). Mercos’ client database is not concentrated - Mercos’ most valuable client represents less than 1% of Mercos’ total gross revenue. As a result, Mercos does not rely on any one account in order to deliver financial results. Overall, Mercos’ software offers a holistic approach in seamlessly integrating sales and management processes for industries, distributors and representatives.

7.	Munddi - On May 15, 2025, Nuvini S.A. announced that it has completed its previously announced acquisition of Munddi Soluções em Tecnologia Ltda. - ME (“Munddi”), an online platform that connects brands with consumers, suppliers, and retail chains based in São Paulo, Brazil. Founded in 2015, Munddi helps small retailers acquire new customers by providing strategic insights and facilitating online product sourcing from regional suppliers. The platform empowers both manufacturers and retailers with data-driven business opportunities, streamlining the connection between buyers and sellers in the retail supply chain. Munddi was purchased by Leadlovers, one of Nuvini S.A.’s subsidiaries and is managed directly by this subsidiary as of May 15, 2025.

8.

MK Solutions - On September 30, 2025, Nuvini S.A. entered into a binding term sheet to acquire MK Solutions Tecnologia S.A., a corporation existing under the laws of Brazil (“MK Solutions”), a leading ERP for internet providers in Brazil. The acquisition is intended to strengthen Nuvini’s portfolio of vertical SaaS businesses and expand its presence in the Brazilian market. The closing of the acquisition is subject to certain customary conditions and completion of legal and accounting due diligence. The audited financial statements of MK Solutions as of and for the year ended December 31, 2024, are included as Exhibit 99.1 to this registration statement (with English translation in Exhibit 99.2), and the unaudited financial statements of MK Solutions as of and for the six months ended June 30, 2025, are included as Exhibit 99.2 to this registration statement.

Seasonality

Nuvini’s business in general is not subject to seasonality although the Nuvini Group has historically received a higher volume of orders from new and existing clients during the second half of each fiscal year. See “Sales and Marketing Channels” in the Annual Report on Form 20-F for more information.

Growth Opportunity

Nuvini’s target geographic markets include Brazil and Latin America. The Latin American SaaS sector is expected to grow rapidly within the coming years. In 2025, the Latin American Software as a Service (SaaS) market was valued at US$22.02 billion and is projected to grow at a compound annual growth rate (CAGR) of 14.20% from 2026 to 2034, aiming for US$72.73 billion by 2034, according to Statista and Informes de Expertos.

Growth Strategy

Nuvini acquires, manages and builds SaaS companies which provide software solutions that address the specific needs of its clients in discrete, specialized sectors. Nuvini focuses on acquiring established companies, allowing them to grow in an entrepreneurial environment, collaborate with existing management teams that understand the industry and support these companies through expertise in financial and strategic capital allocation to generate significant cash flow and revenue growth.

Nuvini maintains a robust and active M&A pipeline to ensure its continued growth. As of the date of this prospectus, Nuvini has approximately 109 target companies, 72 analyzed companies and 21 companies in the current engaged pipeline. Nuvini conducts its initial analysis by considering if a company should be in its M&A pipeline for being generally a profitable B2B SaaS company with a consolidated business model, recurring revenue, positive cash generation and relevant growth potential, and has received an expected purchase price or valuation from the selling company or its advisors. Nuvini believes that it could sign a non-binding letter of intent for an M&A transaction with any of the companies in its current engaged pipeline at any time based on Nuvini’s initial analysis and current market dynamics. Nuvini’s initial analysis is meant to ensure that such companies are already interested in Nuvini’s model and are willing to engage Nuvini without the need for Nuvini to actively and further pursue such companies. Nuvini believes that the current market conditions where the Nuvini Group operates are depressed and deflated, which translates to fewer competing bidders. Nuvini believes that its model is attractive for such companies in the current market conditions because most of Nuvini’s M&A activities are not integrations or consolidations but involve creating plans that do not intend to decrease or terminate the employees of the acquired companies. Additional factors also indicate that such companies will sign non-binding letters of intent including overall company strategy, cultural fit, financial considerations, market conditions, regulatory considerations, and the interests of the Nuvini Group as a whole. All companies that are engaged in the M&A pipeline have voluntarily entered discussions about potential M&A transactions. These discussions have involved sharing data rooms to provide information about the company, allowing Nuvini to learn more about the company’s business, meeting founders and managers, and permitting Nuvini to conduct market research. Nuvini continues to receive monthly updates from these companies for a period of six to 12 months before Nuvini decides to pursue a transaction. While Nuvini acquisition targets are generally profitable, Nuvini is an early-stage company with a history of operating losses. See “Risk Factors - Risks Related to the Nuvini Group’s Business - Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern.”

The core elements of the Nuvini Group’s ongoing growth strategy include:

1. Continuing to Build the Nuvini Group’s Existing Businesses through Organic Growth Initiatives. As Nuvini acquires established companies, it believes that additional growth can be fostered by allowing existing management to function in an entrepreneurial environment. Nuvini will continue to focus on accelerating the growth of each acquired business through strengthening the commercial strategy, increasing the efficiency of internal processes and enhancing its governance structure.

2. Acquiring and Managing New Companies through Acquisitions. Nuvini will continue to target and acquire companies to accelerate growth and maximize its return on invested capital. To date, there have been seven strategic acquisitions. Nuvini has retained the majority of management teams from each Nuvini Acquired Company, which has allowed Nuvini to retain the knowledge to manage and continue to grow these companies.

The Nuvini Group believes it is well-positioned to expand its presence as a SaaS platform in Brazil into Latin America. This expansion strategy is bolstered by structural competitive advantages provided by the Nuvini Acquired Companies’ own integrated platform and proprietary technologies with vast untapped potential to be further unlocked. In particular, the Nuvini Group intends to pursue the following measures for sustainable growth:

● Inorganic growth: The Nuvini Group provides solutions for Brazil and believes it has inorganic growth potential by scaling-up the proven merger and acquisition strategy into and across Latin America. Its inorganic growth strategy includes:

○	Focus on Brazil and Latin America;

○	Strategy to replicate the tested business model in other geographies;

○	Goal to conclude at least four acquisitions per year;

○	Solid pipeline mapped with companies all over Brazil; and

○	Support of Mercato, with expertise in Latin America

● Organic growth: The Nuvini Group intends to grow organically by accelerating the Nuvini Acquired Companies’ growth in less saturated markets; increasing efficiency and improving margins by capitalizing on cross-selling opportunities between the Nuvini Acquired Companies.

● Roll-up of proprietary products and solutions: The Nuvini Group aims to accelerate the expansion of the Nuvini Acquire Companies’ proprietary SaaS data software solutions. Guided by a “land and expand” strategy with companies and with a product roadmap aimed to better serve large and mid-sized enterprises, the Nuvini Group believes that certain of the Nuvini Acquired Companies’ clients will naturally migrate away from third-party product offerings to the Nuvini Acquired Companies’ proprietary solutions. The Nuvini Group expects to be able to extract more value from the Nuvini Acquired Companies’ client portfolio, with each of their legacy businesses serving as a strong source of referrals for its proprietary platforms and solutions. Moreover, the Nuvini Group believes that its increased offering of AI & data analytics services can facilitate a deepening of its client relationships, which, in turn, can present additional cross-selling and upselling opportunities for the Nuvini Acquired Companies’ proprietary solutions.

● Expand global footprint through selective geographic extension to attract diverse clients across geographies: The Nuvini Group believes that most organizations will in the future embrace a data-centric business approach, as evidenced by an increase in public cloud adoption, and, therefore, there is a substantial opportunity to continue in growing the Nuvini Acquired Companies’ client base globally. The Nuvini Group intends to pursue geographic expansion by increasing market penetration in Brazil and Latin America, while expanding into new locations. The Nuvini Group believes that this increased global penetration will be driven by the expansion of Latin America-based clients expanding outside of their local geographies, as well as multinationals that develop a software solution to serve their Latin American operations and then seek to implement it across their global operations. The Nuvini Group believes it is well-positioned to capture this global expansion trend with a portfolio of products with global reach, internationally competitive pricing and the ability to provide 24x7 support. To drive new client growth, the Nuvini Group intends to continue investing in sales and marketing both in Brazil as well as in its core expansion sectors. Nuvini intends to expand its operations internationally both organically and via acquisitions. For the years ended December 31, 2024, and 2023 and the six-months ended June 30, 2025, 100% of revenue was generated in Brazil.

● Expand relationships with existing clients and focus on cross and up-selling opportunities: As clients realize the benefits of the Nuvini Acquired Companies’ SaaS services, clients typically increase their consumption by processing, storing and sharing more data and gradually replacing third-party software products. In this way, the Nuvini Acquired Companies’ client relationships typically begin with offering a single software product or service and, over time, evolve to encompass a full range of data solutions across a broader range of platforms. To this end, the Nuvini Group intends to further expand the scope of the technical services provided by the Nuvini Acquired Companies’ software engineers as well as build specialized data software solutions for existing clients, particularly through increased investments in enhanced up-selling and cross-selling efforts. Nuvini intends to focus such endeavors on large clients with expansive data needs in order to promote scale and operating leverage for the Nuvini Acquired Companies’ software and technical services.

● Execute bolt-on acquisitions with strategic value: Nuvini intends to pursue selected strategic acquisitions, joint ventures, investments and alliances that can (i) accelerate the execution of its business plan, (ii) maximize cross-selling and up-selling opportunities and (iii) strengthen the Nuvini Group’s relationships with Latin American and multinational companies to expand awareness and usage of its product portfolio. In addition, Nuvini intends to pursue acquisition opportunities that may expand its technological and software development capabilities, add proprietary intellectual property and bring experienced, talented and dedicated professionals to the Nuvini Group’s team.

Nuvini believes Nuvini Acquired Companies’ management teams have benefited from Nuvini’s solutions, which brought efficiency, speed, assertiveness, and optimization to their decisions in the following ways:

●	Chief information officers of the Nuvini Acquired Companies have benefited from Nuvini’s solutions, transforming raw data into analytics;

●	Project and business leaders of the Nuvini Acquired Companies benefited from Nuvini’s solutions, capturing optimization metrics for their most relevant businesses;

●	The Nuvini Acquired Companies’ data scientists have benefited from Nuvini’s solutions, optimizing their capabilities for building new algorithms; and

●	Chief executive officers of the Nuvini Acquired Companies have benefited from Nuvini’s solutions, as Nuvini serves as a strong ally in increasing their revenues and enabling effective cloud management.

Market Opportunity

We are well-positioned to leverage favorable industry trends across various business sectors. The latest advancements in technology and market dynamics are reshaping how organizations utilize data, which we believe will benefit us. Key trends include:

● Digital Transformation as a Competitive Necessity: Digital transformation is now a critical priority for nearly all global organizations, regardless of industry. This shift fundamentally changes how businesses use technology to engage with customers and compete in the market. Software applications have become essential drivers of business success. Conversely, poor technological performance can lead to negative user experiences, lost revenue, customer attrition, a damaged brand image, and decreased employee productivity. Consequently, companies across sectors are making significant investments to digitally transform their operations and enhance customer experience.

● Data as the Core of Business Innovation: Data is pivotal in driving a company’s digital transformation, offering deeper insights for business optimization. It has revolutionized how customer relationships are managed, enabling the delivery of engaging and personalized experiences, anticipating market trends, predicting customer behavior, and shaping new business strategies. We believe that organizations worldwide are actively seeking ways to transform their operations by capturing, analyzing, and utilizing data effectively.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

The Company qualifies as an “emerging growth company” as defined in the JOBS Act. As an “emerging growth company,” the Company may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

The Company may take advantage of these reporting exemptions until it is no longer an “emerging growth company.”

The Company is also considered a “foreign private issuer” and will report under the Exchange Act as a non-U.S. company with “foreign private issuer” status. This means that, even after the Company no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

The Company may take advantage of these reporting exemptions until such time that it is no longer a “foreign private issuer.” The Company could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of the Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company’s assets are located in the United States; or (iii) the Company’s business is administered principally in the United States.

The Company may choose to take advantage of some but not all of these reduced burdens. The Company has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from the Company’s competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer, the Company is also permitted to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, the Company is required to disclose each Nasdaq rule that it does not intend to follow and describe the home country practice that it will follow in lieu thereof.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, among others:

Risks Related to the Nuvini Group’s Business

●	Nuvini is an early-stage company with a history of operating losses and expects to incur significant expenses and continuing losses at least for the near- and medium-term, which may affect its ability to continue as a going concern.

●	Nuvini may require additional capital to support the growth of its business, and this capital might not be available on acceptable terms, if at all.

●	If the Nuvini Group is unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, the Nuvini Group may be required to significantly curtail, delay or discontinue its operations.

Risks Related to the SaaS Market

●	The loss of the Nuvini Acquired Companies’ rights to use software currently licensed to them by third parties could increase Nuvini’s operating expenses by forcing Nuvini to seek alternative technologies and adversely affect Nuvini’s ability to compete.

Risks Related to the Nuvini Group’s Technology, Intellectual Property, and Infrastructure

●	The Nuvini Group relies on third-party and open-source software for its data solutions. The Nuvini Group’s inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect the Nuvini Group’s businesses, results of operations and financial condition. In addition, the Nuvini Group’s use of open-source software could negatively affect its ability to sell the Nuvini Group’s data solutions and subject the Nuvini Group to possible litigation.

●	If the Nuvini Group’s trademarks, service marks and trade names are not adequately protected, the Nuvini Group may not be able to build or maintain name recognition in the Nuvini Group’s markets of interest and the Nuvini Group’s competitive position may be harmed.

Risks Related to the Nuvini Group’s Substantial Operations in Brazil

●	The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations and public protests, may harm the Nuvini Group and the prices of the Ordinary Shares.

●	Any further downgrading of Brazil’s credit rating could reduce the trading prices of the Ordinary Shares.

Risks Related to Legal Matters and Regulations

●	The Nuvini Group may face restrictions and penalties under the Brazilian Consumer Protection Code in the future.

●	The Nuvini Group is subject to anti-corruption, anti-bribery, anti-money laundering economic sanctions laws and regulations, trade compliance and similar laws, and non-compliance with such laws can subject the Nuvini Group to criminal or civil liability and harm the Nuvini Group’s business, financial condition and results of operations.

Risk Related to Financial, Tax and Accounting

●	Nuvini has identified material weaknesses in its internal control over financial reporting and information technology general controls. If Nuvini fails to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, Nuvini may be unable to accurately report its results of operations, meet its reporting obligations and/or prevent fraud.

●	The Nuvini Group expects fluctuations in its results of operations, making it difficult to project future results, and if Nuvini fails to meet the expectations of securities analysts or investors with respect to the Nuvini Group’s results of operations, the market prices of the Ordinary Shares.

Risks Related to Ordinary Shares

●	As a foreign private issuer, Nuvini is permitted to, and Nuvini will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. domestic issuers. This may afford less protection to holders of the Ordinary Shares.

●	Nuvini does not anticipate paying dividends in the foreseeable future.

Corporate Structure

On February 26, 2023, Nvni Group Limited, Nuvini Holdings Limited, an exempted company with limited liability in the Cayman Islands, Nuvini Merger Sub, Inc., a Delaware corporation, and Mercato Partners Acquisition Corporation (a Delaware corporation, referred to as “Mercato”) entered into a Business Combination Agreement (“SPAC Merger”). According to this agreement, Nuvini Holdings Limited shareholders transferred all issued and outstanding ordinary shares of Nuvini Holdings Limited, with a par value of US$0.00001 per share, to Nvni Group Limited in exchange for newly issued ordinary shares of Nvni Group Limited, also with a par value of US$0.00001 per share. Additionally, Nuvini Merger Sub, Inc. merged with Mercato, resulting in Mercato becoming a wholly owned, indirect subsidiary of Nvni Group Limited.

Prior to the closing date of the transaction between the Company and Mercato, Nvni Group Limited was a holding company with no active trade or business. Nuvini S.A., a wholly owned subsidiary of Nuvini Holdings Limited, maintained all relevant assets and liabilities and incurred all income and expenses.

On September 29, 2023, Nuvini completed its business combination with Mercato. As a result, Nuvini’s ordinary shares and warrants commenced trading on Nasdaq under the symbols “NVNI” and “NVNIW,” respectively, as of market open on October 2, 2023.

The following chart outlines the Nuvini Group’s corporate structure (all subsidiaries are wholly owned unless otherwise noted) as of January 15, 2026:

Nvni Group is a holding company and conducts substantially all of its business through Nuvini S.A. and its acquired subsidiaries (collectively, the “Nuvini Acquired Companies”). Nuvini LLC is incorporated in the United States. Nuvini S.A, Effecti Tecnologia Web LTDA., Leadlovers Tecnologia LTDA., Ipê Tecnologia LTDA., Dataminer Dados, Informações e Documentos LTDA, Onclick Sistemas de Informação LTDA., and Simplest Software LTDA are all incorporated in Brazil. Munddi Soluções em Tecnologia Ltda was acquired by and incorporated with Leadlovers.

Corporate Information

Nuvini’s principal executive office is CO Services Cayman Limited, P.O. Box 10008, Pavilion East, Cricket Square, Grand Cayman, Cayman Islands KY1-1001. Nuvini’s principal website address is www.nuvini.co.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Ordinary Shares.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in the Annual Report on Form 20-F incorporated in this prospectus by reference.

Issuer	Nvni Group Limited

Ordinary Shares offered by the Selling Shareholder	Up to 17,715,374 Ordinary Shares issuable upon conversion of the Notes.

Selling Shareholder

All of the Ordinary Shares being registered pursuant to the Registration Statement on Form F-3, of which this prospectus forms a part, are being offered by the Selling Shareholder. See “Selling Sharholders” section of this prospectus for more information on the Selling Shareholder.

Ordinary Shares Outstanding Prior to Offering	10,032,710 Ordinary Shares(1)

Ordinary Shares to be Outstanding After Giving Effect to the Issuance of the Ordinary Shares Registered Hereunder	27,748,084, based on our issued and outstanding Ordinary Shares as of December 26, 2025.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder in the offering described in this prospectus. Except for limited circumstances involving cash payments required under the terms of the Notes, conversions of the Notes are expected to be settled in Ordinary Shares. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid any cash dividends on our shares of Ordinary Shares. We do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent	Continental Stock Transfer & Trust Company

Market for Ordinary Shares	Our Ordinary Shares are listed on Nasdaq under the symbol “NVNI”.

Risk Factors	See the section entitled “Risk Factors” in the Form 20-F incorporated in this prospectus by reference and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

(1)	Ordinary shares outstanding prior to offering is presented on a post 10-1 reverse stock split basis. Please see “Description of Securities - Reverse Share Split” in this prospectus for more information.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in any applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent annual report on Form 20-F or any updates in our current reports on Form 6-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Information Incorporated by Reference.” Our business, prospects, financial condition, or operating results could be harmed by any of the risks described, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Sales of a substantial number of shares by the Selling Shareholder may adversely affect the market price of our Ordinary Shares.

The sale of a substantial number of our Ordinary Shares in the public market by the Selling Shareholder, or the perception that such sales may occur, could materially and adversely affect the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities.

This prospectus relates to the resale, from time to time, of up to an aggregate of 17,715,374 Ordinary Shares by the Selling Shareholder, which include Ordinary Shares issued in a private placement. The resale of these shares into the market could result in increased volatility and downward pressure on the trading price of our Ordinary Shares.

Given the large number of shares that may be resold under the registration statement of which this prospectus forms a part, any such sales by the Selling Shareholder could cause the market price of our Ordinary Shares to decline significantly. Additionally, the Selling Shareholder may sell their shares at any price and at any time, which could cause our share price to fluctuate and make it more difficult for us to raise additional capital or for investors to sell their shares at favorable prices. If these shares are sold in significant amounts, or if investors anticipate that a large amount of shares will be sold, it could result in a sharp decline in the price of our Ordinary Shares, increased volatility and reduced liquidity in our shares.

Nuvini has identified material weaknesses in its internal control over financial reporting and information technology general controls and, as a result, restated its previous period’s financial statements. If Nuvini fails to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, Nuvini may be unable to accurately report its results of operations, meet its reporting obligations and/or prevent fraud.

Nuvini has been a public company trading on Nasdaq since October 2023. Prior to this, Nuvini was a private company with limited accounting resources and processes necessary to address Nuvini’s internal control over financial reporting and procedures. Nuvini’s management has not yet completed an assessment of the effectiveness of Nuvini’s internal controls over financial reporting and Nuvini S.A.’s independent registered public accounting firm has not conducted an audit of Nuvini S.A.’s internal control over financial reporting. In connection with the historical audit of Nuvini’s consolidated financial statements, a number of material weaknesses in Nuvini’s internal control over financial reporting were identified. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual consolidated financial statements will not be prevented or detected on a timely basis.

The identified material weaknesses primarily related to deficiencies in the design and implementation of internal control over financial reporting, including the lack of a formalized control framework, insufficient risk assessment and monitoring processes, inadequate segregation of duties over key financial reporting areas, and ineffective governance and oversight. In addition, limitations in accounting resources, policies, and technical expertise resulted in ineffective controls over the preparation and review of financial statements in accordance with IFRS and SEC requirements, particularly for complex transactions. These weaknesses were further compounded by ineffective information technology general controls over access management and change controls for systems supporting financial reporting. As a result of management’s evaluation and remediation efforts, no new misstatements or additional control deficiencies were identified.

Nuvini is implementing a remediation plan to address these material weaknesses, including the design and implementation of formal accounting policies, procedures, and internal controls; the development of a control matrix; and enhancements to its overall financial control environment, particularly for the accounting and disclosure of complex transactions. In addition, Nuvini has expanded its accounting and finance function by hiring a Chief Financial Officer with SEC reporting experience. These efforts include establishing an internal controls team responsible for designing, implementing, monitoring, and remediating internal controls across the Nuvini Group, standardizing key financial reporting processes, enhancing segregation of duties, and coordinating reporting standards, hiring, and training across acquired companies.

Nuvini is a public company in the United States subject to the Sarbanes-Oxley Act. During the course of remediating these material weaknesses and satisfying the requirements of Section 404 of the Sarbanes-Oxley Act, Nuvini may identify additional material weaknesses and other deficiencies in its internal control over financial reporting and there can be no assurance that any additional material weaknesses or restatement of financial results will not arise in the future due to a failure to implement and maintain adequate controls over financial reporting. In addition, if Nuvini fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, Nuvini may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If Nuvini fails to maintain an effective internal control over financial reporting, Nuvini could suffer material misstatements in Nuvini’s financial statements, fail to meet Nuvini’s reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in Nuvini’s reported financial information. This could, in turn, limit Nuvini’s access to capital markets and harm its results of operations and lead to a decline in the trading price of Nuvini Ordinary Shares. Nuvini may be unable to timely complete its evaluation testing and any required remediation.

In addition, these new obligations will also require substantial attention from Nuvini’s senior management and could divert their attention away from the day-to-day management of Nuvini. These cost increases and the diversion of management’s attention could materially and adversely affect Nuvini’s businesses, financial condition and operating results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder in the offering described in this prospectus. Except for limited circumstances involving cash payments required under the terms of the Notes, conversions of the Notes are expected to be settled in Ordinary Shares.

DIVIDEND POLICY

We have not declared any cash dividends since inception, and we do not anticipate paying any dividends in the foreseeable future. The holders of Ordinary Shares are entitled to such dividends as may be declared by the Company’s board of directors. Dividends may be declared and paid out of the funds legally available therefore, or any other fund or account which can be authorized for this purpose in accordance with the International Companies Act (“ICA”).

DESCRIPTION OF SECURITIES

Authorized Capitalization

The authorized share capital of the Company is US$5,005, divided into 50,000,000 Ordinary Shares of a par value of US$0.0001 each and 500,000 Class FF Shares of a par value of US$0.00001 each, as specified in the Company’s Second Amended and Restated Memorandum of Association dated March 20, 2025, as amended on September 18, 2025 (the “Amended Articles”).

The Ordinary Shares have identical rights and rank equally with respect to voting, dividends and liquidation rights. Holders of Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders, subject to any restrictions as provided in the Articles of Association. The Board has the authority to issue additional shares or securities convertible into shares, subject to the provisions of the Companies Act, shareholder approval, if required, and the Nasdaq Listing Rules.

The Company currently has one class of issued Ordinary Shares, all of which have identical rights and rank equally with respect to voting, dividends and liquidation rights. The Board has the authority to issue additional shares or securities convertible into shares, subject to applicable laws and shareholder approval where required.

Ordinary Shares

Holders of our Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the votes attaching to the shares for the appointment of directors can appoint all of the directors that Heru, as defined in the Amended Articles, is not entitled to appoint pursuant to the Amended Articles. Holders of our Ordinary Shares do not have any conversion, preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Ordinary Shares.

Class FF Shares

On March 20, 2025, the Company’s extraordinary general meeting of shareholders approved the increase of the authorized share capital of the Company from US$5,000 divided into 500,000,000 ordinary shares of a par value of US$0.00001 each to US$5,005 divided into 500,000,000 ordinary shares of a par value of US$0.00001 each and 500,000 Class FF Shares by the creation of 500,000 Class FF shares of a par value of US$0.00001 each, with the rights and subject to the restrictions set out in the Amended Articles.

Every member holding a Class FF Share shall have 1,000 votes for each Class FF Share registered in such member’s name in the Register of Members in any general meeting of shareholders. No Class FF Share shall entitle the member holding such Share the right to receive a dividend in respect of such Class FF Share.

On March 27, 2025, the Company announced the issuance of a total of 500,000 Class FF shares, par value US$0.00001 per share, with each class FF share having 1,000 votes. Pierre Schurmann, Chief Executive Officer of the Company, was issued 350,000 Class FF Shares for a total subscription price of US$3.50. Luiz Busnello, Chief Financial Officer of the Company, was issued 150,000 Class FF Shares for a total subscription price of US$1.50.

Reverse Share Split

On March 20, 2025, the Company’s extraordinary general meeting of shareholders approved reverse share split of: (i) the authorized and issued and outstanding shares; and (ii) the authorized and unissued shares, in the capital of the Company, par value US$0.00001 per share, in a ratio of any whole number in the range of 2-to-1 up to 250-to-1 with such ratio to be determined in the discretion of the Board of Directors of the Company (the “Subdivision”), effective upon the Board of Directors determining the ratio and resolving to approve the Subdivision.

On October 2, 2025, the Board of Directors of the Company approved a 10-to-1 reverse share split of its ordinary shares, effective as of market open on October 6, 2025. Under the terms of the reverse split, every ten shares of Nuvini ordinary shares issued and outstanding were automatically combined into one share. The reverse split has reduced the number of outstanding shares from 100,326,678 to approximately 10,032,668 shares. All shares and per-share data included in this prospectus are presented on a post-split basis.

The Reverse Split was intended to maintain compliance by the Company with a minimum bid price of US$1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2)

Put Options

In November 2024, we issued a total of 76,696 Ordinary Shares at a purchase price of US$7.57 per share for total proceeds of US$580,824.

In February 2024, we issued a total of 22,647 Ordinary Shares at a purchase price of US$17.00 per share for total proceeds of approximately US$385,000.

In January 2024, we issued a total of 135,883 Ordinary Shares at a purchase price of US$17.00 per share for total proceeds of US$2,310,000.

Each investor received a put option allowing them to sell back their shares to the Company at 120% of the purchase price, commencing on the one-year anniversary of the closing of the private placement, which automatically terminate on the earlier of the second-year anniversary of the closing or the first date on which the closing sale price of the Company’s ordinary shares equals or exceeds US$5.00 for twenty trading days during any period of thirty consecutive trading days.

On July 29, 2025, the Company entered into a Settlement Agreement and Release (“Ryan Settlement Agreement”) and an Amendment to a Subscription Agreement (the “Ryan Subscription Agreement Amendment”) with Ryan Davis (“Ryan”) pursuant to which the Company and Ryan agreed to terms of a settlement structure and amended a certain Subscription Agreement dated as of December 20, 2023 (the “Ryan Original Agreement”). The Ryan Original Agreement provided Ryan the right to require the Company to purchase all or any portion of the ordinary shares, par value US$0.00001 per ordinary share, of the Company purchased pursuant to the Ryan Original Agreement, or 10,000 ordinary shares, at a purchase price per ordinary share equal to US$20.40. The Ryan Subscription Agreement Amendment provides the option to the Company to issue ordinary shares in lieu of making a cash payment to Ryan, at a price of US$3.00 per ordinary share, resulting in a total issuance by the Company of up to 68,000 ordinary shares in case Ryan exercises his put option in full.

On July 29, 2025 the Company entered into a Settlement Agreement and Release (“Sean Settlement Agreement”) and an Amendment to a Subscription Agreement (the “Sean Subscription Agreement Amendment”) with Sean Davis (“Sean”) pursuant to which the Company and Sean agreed to terms of a settlement structure and amended a certain Subscription Agreement dated as of December 20, 2023 (the “Ryan Original Agreement”). The Sean Original Agreement provided Sean the right to require the Company to purchase all or any portion of the ordinary shares, par value US$0.00001 per ordinary share, of the Company purchased pursuant to the Sean Original Agreement, or 17,000 ordinary shares, at a purchase price per ordinary share equal to US$20.40. The Sean Subscription Agreement Amendment provides the option to the Company to issue ordinary shares in lieu of making a cash payment to Ryan, at a price of US$3.00 per ordinary share, resulting in a total issuance by the Company of up to 115,600 ordinary shares in case Sean exercises his put option in full.

Dividends

Subject to the foregoing and the Companies Act, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares are entitled to participate in any surplus assets in proportion to their shareholdings. FF shares carry no right to participate in any such surplus assets.

Differences in Company Law

Cayman Islands exempted companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (i) a special resolution (usually a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (A) consent or approval to the transfer has been obtained, released or waived; (B) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (C) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by shareholders representing three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Carey Olsen, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Carey Olsen, our counsel as to Cayman Islands law, that the courts of the Cayman Islands are unlikely to: (i) recognize or enforce against us judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any State, to the extent that the liabilities imposed by those provisions are penal in nature. The Cayman Islands court will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is currently no statutory enforcement or treaty between the U.S. and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of the Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Carey Olsen, has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. In addition, a Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Governing Documents require indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Governing Documents

Some provisions of the Governing Documents may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our Company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our Ordinary Shares may fall and the voting and other rights of the holders of our Ordinary Shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Governing Documents for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Listing

Our Ordinary Shares and Warrants are listed on The Nasdaq Global Market under the symbols “NVNI” and “NVNIW,” respectively. Holders of our Ordinary Shares and Warrants should obtain current market quotations for their securities. There can be no assurance that our Ordinary Shares and Warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Ordinary Shares and Warrants could be delisted from Nasdaq. A delisting of our Ordinary Shares will affect the liquidity of our Ordinary Shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company, who serves as registrar and transfer agent for our equity securities.

Warrants

Our public warrants are exercisable at an exercise price of US$11.50 for whole shares only, with no fractional warrants issued or traded. Our public warrants are exercisable starting from October 29, 2024, and expires five years post-business combination or earlier upon redemption. Our public warrants are redeemable as follows:

●	At US$0.01 per warrant if the stock price equals or exceeds US$18.00 for 20 trading days within a 30-day trading period, subject to a 30-day redemption notice.

●	At US$0.10 per warrant if the stock price equals or exceeds US$1.00, with holders able to exercise on a cashless basis for a number of shares determined by a formula.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Ordinary Shares or our warrants for at least six months would be entitled to sell their securities provided that (1) that person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Ordinary Shares or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our Ordinary Shares then outstanding; or

●	the average weekly reported trading volume of our Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 6-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table sets forth the information regarding the beneficial ownership of the Ordinary Shares as of January 26, 2026:

●	each person known by the Company to be the beneficial owner of more than 5% of the Ordinary Shares;

●	each of the Company’s current executive officers and directors and all of the Company’s executive officers and directors as a group; and

●	all shares disclosed reflect the October 6, 2025 10-1 reverse stock split.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying warrants and options, as applicable, that are currently exercisable or convertible or exercisable or convertible within 60 days. Ordinary Shares that may be acquired within 60 days of January 26, 2026, pursuant to the exercise of warrants or options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person or entity shown in the table.

Unless otherwise indicated, we believe that all people named in the table below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them.

The percentage of Ordinary Shares beneficially owned is computed on the basis of 10,032,710 Ordinary Shares outstanding on December 26, 2025.

	Number of Ordinary Shares	%
Name and Address of Beneficial Owners
Five Percent Holders of the Company
Pierre Schurmann(1) †	1,622,087	16.16%
Mercato Partners Acquisition Corp, LLC(2)	384,704	3.83%
Luiz Busnello(3) †	549,939	5.48%
Directors and Executive Officers of the Company
Pierre Schurmann(1) †	1,622,087	16.16%
Luiz Busnello(3) †	549,939	5.48%
Gustavo Usero(4) †*	4,000	0.04%
All Directors and Executive Officers of the Company as a Group (3 Individuals)		21.68%

*	Less than one percent.

†	Unless otherwise noted, the business address of the following entities or individuals is c/o Nvni Group Limited, P.O. Box 10008, Pavilion East, Cricket Square, Grand Cayman, Cayman Islands KY1-1001

(1)	Includes 146,512 Ordinary Shares held by Pierre Schurmann, 1,426,810 Ordinary Shares held by Heru Investment Holdings Ltd. an entity controlled by Pierre Schurmann and 32,000 Ordinary Shares further acquired by Heru Investment Holdings Ltd on October 10, 2025, making the total holding of Ordinary Shares by Heru Investment Holdings Ltd 1,458,810, and 16,765 Ordinary shares held by Coppi International Ltd., a British Virgin Islands limited liability company (“Coppi”). Pursuant to the Coppi Power of Attorney, the Reporting Person is the sole power-of-attorney with sole voting power with respect to such shares. On March 27, 2025, Pierre Schurmann was issued 350,000 Class FF Shares, with each class FF share having 1,000 votes.

(2)	As disclosed in a Schedule 13D filed on December 1, 2023, Mercato Partners Acquisition Group, LLC holds 11,550,000 Ordinary Shares underlying Nuvini Warrants beneficially owned. Mercato Partners Acquisition Corp, LLC is the record holder of the Ordinary Shares reported herein. As such, they may be deemed to have or share beneficial ownership of the Ordinary Shares held directly by Mercato Partners Acquisition Corp, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Mercato Partners Acquisition Group, LLC is 2750 E. Cottonwood Parkway, Suite #500, Cottonwood Heights, Utah 84121.

(3)

Includes 503,940 ordinary shares held by Labsyl Ltd., an entity controlled by Luiz Antonio Busnello and 46,000 ordinary shares further acquired by Labsyl Ltd. on October 10, 2025, making the total holding of ordinary shares by Labsyl Ltd. 549,939 ordinary shares. On March 27, 2025, Luiz Busnello was issued 150,000 Class FF Shares, with each class FF share having 1,000 votes.

(4)	On October 10, 2025, Mr. Usero acquired 4,000 ordinary shares of the Company from personal funds.

The percentage of Class FF beneficially owned is computed on the basis of 500,000 Class FF shares outstanding on December 26, 2025.

	Number of Class FF Shares	%
Name and Address of Beneficial Owners
Pierre Schurmann	350,000	70.0%
Luiz Busnello	150,000	30.0%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis provides information concerning the financial condition and results of operations of the Company for the six-months ended June 30, 2025, and June 30, 2024. This section should be read in conjunction with the audited annual consolidated financial statements for the years ended December 31, 2024, and 2023 included in the Company’s Annual Report on Form 20-F incorporated in this prospectus by reference.

Key Performance Metrics of the Six Months Ended June 30, 2025 and 2024

	H1 2025	H1 2024	Change
Net Operating Revenue (R$ millions)	98.2	92.2	+6.5%
Gross Margin	63.1%	61.1%	+200 bps
Adjusted EBITDA (R$ millions)	18.1	26.5	-31.1%
Adjusted EBITDA Margin	18.5%	28.7%	-720 bps
Free Cash Flow (R$ millions)	16.8	14.5	+15.9%
Active Customers	22,660	22,055	+2.7%
ARPU (R$)	4,600	4,200	+9.5%
Monthly Churn	2.4%	2.8%	-40 bps

Comparison of Six Months ended June 30, 2025 and 2024

Results of Operations

The following table displays a summary of Nuvini’s results of operations for the six-month period ended June 30, 2025, compared to the six-month period ended June 30, 2024:

	Periods ended June 30,		Year-Over-Year change
(in thousands of Brazilian reais)	2025	2024	R$	%
Net operating revenue	98,176	92,154	6,021	6.5%
Cost of services provided	(36,244)	(35,826)	398	1.1%
Gross profit (loss)	61,952	56,328	5,624	10.0%
Sales and marketing expenses	(15,539)	(12,554)	2,985	23.8%
General and administrative expenses	(41,863)	(31,936)	9.927	31.1%
Other operating income (expenses), net	(36,538)	2,325	38,863	1671.5%
Operating income	(31,988)	14,163	(46,151)	325.9%
Financial income and expenses, net	(20,896)	(42,237)	(21,340)	5.5%
Loss before income tax	(52,855)	(28,074)	24,811	88.4%
Income tax	(4,423)	(5,129)	(706)	13.8%
Net loss representing total comprehensive loss for the year	(57,308)	(33,203)	24,105	72.6%
Net loss attributed to:
Owners of the Company	(59,961)	(37,353)	22,608	60.5%
Non-controlling interests	2,654	4,150	(1,496)	36.1%
Loss per share
Basic and diluted loss per share	(0.62)	(1.02)

Net operating revenue

Net operating revenue for the six months ended June 30, 2025, increased 6.5% to R$98.2 million from R$92.2 million in the corresponding period in 2024, mainly due to: (i) an increase in SaaS subscriptions (92% of revenue) driven by a 2.7% customer growth, a 9.5% ARPU expansion and improved retention (churn down to 2.4%); (ii) a 34.3% increase in data analytics services resulting from successful upselling and AI-powered features; and (iii) partially offset by a 41.9% decrease in setup services, reflecting the Company’s strategic shift to standardized onboarding.

Cost of Services

Cost of services provided increased 1.1% to R$36.2 million for the six months ended June 30, 2025 compared to the corresponding period in 2024, with gross margin expanding 2.0% to 63.1% mainly due to infrastructure optimization and cloud consolidation, higher-margin revenue mix (more data analytics, less professional services) and AI-driven customer support automation.

Operating Expenses

Total operating expenses were R$93.9 million for the six months ended June 30, 2025, compared to R$42.1 million in the corresponding period in 2024. Excluding the R$38.7 million Smart NX deconsolidation charge, adjusted operating expenses were R$55.2 million for the six months ended June 30, 2025, a 31.3% increase compared to the corresponding period in 2024.

●	Sales & Marketing Expenses: Sales and marketing expenses were R$15.5 million for the six months ended June 30, 2025, compared to R$12.5 million in the corresponding period in 2024, a 23.8% increase, mainly due to strategic customer acquisition investments.

●	General and administrative expenses: General and administrative expenses were R$41.8 million for the six months ended June 30, 2025, compared to R$ 31.9 million in the corresponding period in 2024, a 31.1% increase, mainly due public company expenses (R$4.5 million), professional fees for debt restructuring (R$3.2 million), and management team expansion (R$1.5million).

Net Financial Expenses

Net financial expenses reduced 50.5% to R$20.9 million for the six months ended June 30, 2025, compared to R$42.2 million in the corresponding period in 2024, mainly due to (i) higher financial income (R$10.0 million) from capital raise cash balances; (ii) lower contingent consideration fair value adjustments (R$7.9 million); (iii) favorable appreciation of the Brazilian Real reducing foreign exchange losses on debt denominated in US$ (R$6.2 million); and (iv) lower interest expense from debenture repayment (R$1.8 million).

Net Loss

Net loss increased to R$57.3 million for the six months ended June 30, 2025, compared to R$33.2 million in the corresponding period in 2024, primarily due to Smart NX deconsolidation charge.

Non-IFRS Measures

Adjusted EBITDA Reconciliation

	H1 2025	H1 2024
Net Loss (IFRS)	(57,308)	(33,203)
Income tax	4,423	5,129
Net financial expense	20,896	42,237
Depreciation & amortization	9,985	9,116
EBITDA	(22,003)	23,279

Smart NX deconsolidation	38,717	—
Prior year bonuses	3,628	—
Fair value of derivative warrants	(2.233)	2,563
Stock-based compensation	47	641
Adjusted EBITDA	18,156	26,483
Margin %	18.5%	28.7%

Explanation of Non-IFRS Adjustments

Management uses Adjusted EBITDA as a key performance metric to evaluate operating performance, excluding items that are not indicative of core business operations. The adjustments relating to the six months ended June 30, 2025 include

●	Smart NX Deconsolidation (R$38.7 million): Non-cash charge related to loss of control over Smart NX subsidiary. This is a one-time accounting adjustment that does not reflect ongoing operational performance;

●	Prior Year Bonus Accruals (R$3.6 million): Payment of discretionary bonuses related to the year ended December 31, 2024, accrued and expensed in the prior year but paid in the first half of 2025; and

●	Warrant Fair Value (R$ 2.2million): consists from fair value of outstanding warrants.

Basic and Diluted Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, representative of the 10-1 reverse stock split:

(in thousands of R$)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Net loss - Nuvini historical	(78,209)	(247,862)	(114,206)

Weighted average shares outstanding - Nuvini historical	30,271,959	23,090,092	17,623,570
1-for-10 reverse stock split ratio	0.10	0.10	0.10
Weighted average shares outstanding - Nuvini adjusted	3,027,196	2,309,009	1,762,357

Net loss per ordinary share - basic and diluted (stock split adjusted)	(25.84)	(107.35)	(64.80)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On September 30, 2025, Nuvini S.A., a subsidiary of the Company, entered into a binding term sheet to acquire the totality of the capital stock of MK Solutions, a leading ERP for internet providers in Brazil (the “MK Solutions Acquisition”). The closing of the MK Solutions Acquisition is subject to certain customary conditions and completion of legal and accounting due diligence.

The following unaudited pro forma condensed combined financial information provides additional information regarding the financial aspects of the MK Solutions Acquisition by the Company, including the related transactions that fall within the scope of the MK Solutions acquisition.

This information should be read together with the audited and unaudited historical financial statements of Nuvini, including the notes thereto, as well as the disclosures contained in the sections titled "Selected Consolidated Historical and Other Financial Information” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the U.S. Securities Act of 1933. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with IFRS necessary for an illustrative understanding of Nuvini upon consummation of the MK Solutions Acquisition. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed statements of financial position as of June 30, 2025 and December 31, 2024, combine the historical unaudited consolidated statement of financial position of Nuvini as of June 30, 2025 and the audited consolidated statement of financial position of Nuvini as of December 31, 2024 with the historical unaudited statement of financial position of MK Solutions as of June 30, 2025 and the audited consolidated statement of financial position of Nuvini as of December 31, 2024, respectively, giving pro forma effect to the MK Solutions Acquisition as if it had been consummated as of January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed statements of loss for the six months ended June 30, 2025 combine the historical unaudited consolidated statement of loss of Nuvini for the six months ended June 30, 2025 with the historical unaudited statement of operations of MK Solutions for the six months ended June 30, 2025. The audited pro forma condensed statements of loss for the year ended December 31, 2024 combine the historical audited consolidated statement of loss of Nuvini for the year ended December 31, 2024 with the historical audited statement of operations of MK Solutions for the year ended December 31, 2024. Such The unaudited pro forma condensed statements of loss give pro forma effect to the MK Solutions Acquisition as if it had been consummated as of January 1, 2024, the beginning of the earliest period presented.

This unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates made and considered appropriate by Nuvini’s management based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. This unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results that would have been achieved had the MK Solutions Acquisition occurred on the dates indicated and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The unaudited pro forma condensed combined financial information does not purport to project the future results of operations of Nuvini following the completion of the MK Solutions Acquisition.

The historical financial statements of Nuvini and MK Solutions have been prepared in accordance with IFRS and in its presentation currency of the Brazilian real (R$). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting to be used by Nuvini. MK Solutions and Nuvini did not have any historical relationship prior to the MK Solutions Acquisition. Accordingly, no pro forma adjustments were required to eliminate activities between the entities.

The unaudited pro forma condensed combined financial information does not purport to project the future operating results of Nuvini following the MK Solutions Acquisition. The unaudited pro forma adjustments represent Nuvini’s management’s estimates based on information currently available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
As of June 30, 2025

(In thousands of Brazilian reais, except when indicated

otherwise, and except share and per share amounts)

	As of June 30, 2025
	Nvni Group Limited (Historical) (R$)	MK Solutions (Historical) (Note 2) (R$) (Converted to thousands)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
ASSETS

Current assets
Cash and cash equivalents	$16,399	$10,358	$(26,757	)(d)	$-
Trade accounts receivable, net	11,777	190			11,967
Short-term advances	28,391	-			28,391
Taxes recoverable		2			2
Other current assets	6,120	76			6,196
Total current assets	62,687	10,626	(26,757)		46,556

Non-current assets
Property and equipment, net	4,323	824			5,147
Right-of-use assets, net	1,821	-			1,821
Investments	-	21	-		21
Intangible assets, net	118,839	9,060			127,899
Goodwill	170,986	-	55,855	(d)	226,841
Other non-current assets	8,305	-			8,305
Total non-current assets	304,274	9,905	55,855		370,034

TOTAL ASSETS	366,961	20,531	29,098		416,590

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	47,698	211	-		47,909
Related parties	1,252	-			1,252
Salaries and labor charges	19,456	248			19,704
Loans and financing	392	-			392
Debentures	20,697	-			20,697
Exposure premium liability	2,940	-	-		2,940
Lease liability	573	-			573
Income taxes payable	2,826	1,304			4,130
Labor obligations	-	1,795			1,795
Taxes, fees and contributions payable	8,752	-			8,752
Deferred revenue	4,321	-			4,321
Deferred and contingent consideration on acquisitions	266,577	-	-		266,577
Other current liabilities	872	63			935
Total current liabilities	376,356	3,621	-		379,977

Non-current liabilities
Loans and financing	867	-			867
Credit facility	-	-	44,742	(d)	44,742
Loans from investors	22,734	-			22,734
Derivative liabilities	4,637	-	-		4,637
Taxes, fees and contributions payable	1,792	194			1,986
Other contingencies	-	871	-		871
Lease liability	1,363	-			1,363
Provisions for risks	21,633	-			21,633
Deferred taxes	37,584	-			37,584
Total non-current liabilities	90,610	1,065	44,742		136,417

TOTAL LIABILITIES	466,966	4,686	44,742		516,394

Equity:
Share capital	369,122	200	-	(a)	369,322
Capital reserves	128,892	-			128,892
Accumulated losses	(585,074)	15,644	(15,644	)(a)	(585,074)
Other comprehensive income	(10,455)	-	-		(10,455)
Equity attributable to owners of the Company	(97,515)	15,844	(15,644)		(97,315)
Non-controlling interest	(2,490)	-	-		(2,490)
Total equity	(100,005)	15,844	(15,644)		(99,805)

TOTAL LIABILITIES AND EQUITY	366,961	20,530	29,098		416,590

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
As of December 31, 2024

(In thousands of Brazilian reais, except when indicated

otherwise, and except share and per share amounts)

	As of December 31, 2024
	Nvni Group Limited (Historical) (R$)	MK Solutions (Historical) (Note 2) (R$) (Converted to thousands)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
ASSETS

Current assets
Cash and cash equivalents	$18,035	$7,197	$(25,232	)(d)	$-
Trade accounts receivable, net	14,974	196			15,170
Short-term advances	31,678	-			31,678
Taxes recoverable		2			2
Other current assets	3,644	82			3,726
Total current assets	68,331	7,477	(25,232)		50,576

Non-current assets
Property and equipment, net	4,479	864			5,343
Right-of-use assets, net	1,791	-			1,791
Investments	-	21	-		21
Intangible assets, net	133,617	7,508			141,125
Goodwill	185,758	-	60,097	(d)	245,855
Other non-current assets	11,417	-			11,417
Total non-current assets	337,062	8,393	60,097		405,552

TOTAL ASSETS	405,393	15,870	34,865		456,128

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	61,284	297	-		61,581
Related parties	1,078	-			1,078
Salaries and labor charges	18,210	240			18,450
Loans and financing	2,512	-			2,512
Debentures	40,740	-			40,740
Exposure premium liability	2,940	-	-		2,940
Lease liability	773	-			773
Income taxes payable	1,789	1,250			3,039
Labor obligations	-	1,279			1,279
Taxes, fees and contributions payable	5,577	-			5,577
Deferred revenue	3,739	-			3,739
Deferred and contingent consideration on acquisitions	277,183	-	-		277,183
Other current liabilities	775	51			826
Total current liabilities	416,600	3,117	-		419,717

Non-current liabilities
Loans and financing	375	-			375
Credit facility	-	-	46,268	(d)	46,268
Loans from investors	22,033	-			22,033
Derivative liabilities	7,663	-	-		7,663
Taxes, fees and contributions payable	1,955	-			1,955
Other contingencies	-	-	1,150		1,150
Lease liability	1,118	-			1,118
Provisions for risks	26,632	-			26,632
Deferred taxes	40,639	-			40,639
Total non-current liabilities	100,415	1,150	46,268		147,833

TOTAL LIABILITIES	517,015	4,267	46,268		567,550

Equity:
Share capital	283,408	200	-	(a)	283,608
Capital reserves	128,845	-	-		128,845
Accumulated losses	(529,780)	11,402	(11,402	)(a)	(529,780)
Other comprehensive income	(2,968)	-	-		(2,968)
Equity attributable to owners of the Company	(120,495)	11,602	(11,402)		(120,295)
Non-controlling interest	8,873	-	-		8,873
Total equity	(111,622)	11,602	(11,402)		(111,422)

TOTAL LIABILITIES AND EQUITY	405,393	15,870	34,866		456,128

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS
For the six months ended June 30, 2025

(In thousands of Brazilian reais, except when indicated

otherwise, and except share and per share amounts)

	As of June 30, 2025
	Nvni Group Limited (Historical) (R$)	MK Solutions (Historical) (Note 2) (R$) (Converted to thousands)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
REVENUE

Net operating revenue	$98,176	$15,724	$-		$113,900
Cost of services provided	(36,224)	(2,155)	-		(38,379)
Gross profit (loss)	61,952	13,569	-		75,521

Sales and marketing expenses	(15,539)	(531)	-		(16,070)
General and administrative expenses	(41,863)	(4,869)	-		(46,732)
Other operating income (expenses), net	(36,538)	-	-		(36,538)
Operating loss	(31,988)	8,169	-		(23,819)

Financial income and expenses, net	(20,896)	632	-		(20,264)
Interest expense on credit facility	-	-	(9,253	)(d)	(9,253)
Financial loss, net	(20,896)	632	-		(29,517)

Loss before income tax	(52,884)	8,801	-		(53,336)

Income tax and social contribution	(4,423)	(2,026)	-		(6,449)

Net income (loss) representing total comprehensive loss for the period	(57,307)	6,775	(9,253)		(59,785)

Net loss attributed to:
Owners of the Company	(59,961)	6,775	-		(62,439)
Non-controlling interests	2,654	-	-		2,654

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and Diluted	92,257,843	27,309,826	17,715,374	(b)	26,941,158
NET INCOME (LOSS) PER SHARE
Basic and Diluted	$(0.62)	$0.18			$(2.12)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS
For the period ended December 31, 2024

(In thousands of Brazilian reais, except when indicated

otherwise, and except share and per share amounts)

	As of December 31, 2024
	Nvni Group Limited (Historical) (R$)	MK Solutions (Historical) (Note 2) (R$) (Converted to thousands)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
REVENUE

Net operating revenue	$193,282	$31,679	$-		$224,961
Cost of services provided	(70,754)	(3,275)	-		(74,029)
Gross profit (loss)	122,528	28,404	-		150,932

Sales and marketing expenses	(28,084)	(591)	-		(28,675)
General and administrative expenses	(57,732)	(9,279)	-		(67,011)
Impairment of goodwill	(18,341)	-	-		(18,341)
Other operating income (expenses), net	(1,893)	-	-		(1,893)
Operating loss	16,478	18,534	-		35,012

Financial income and expenses, net	(85,184)	1,491	-		(83,693)
Interest expense on credit facility	-	-	(12,019	)(d)	(12,019)
Financial loss, net	(85,184)	1,491	-		(95,712)

Loss before income tax	(68,706)	20,025	-		(60,700)

Income tax and social contribution	(9,503)	(4,158)	-		(13,661)

Net income (loss) representing total comprehensive loss for the year	(78,209)	15,867	(12,019)		(74,361)

Net loss attributed to:
Owners of the Company	(86,173)	15,867	-		(82,325)
Non-controlling interests	7,964	-	-		7,964

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and Diluted	30,271,959	27,309,826	17,715,374	(b)	20,742,570
NET INCOME (LOSS) PER SHARE
Basic and Diluted	$(2.58)	$0.58			$(3.58)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the MK Solutions Acquisition occurred on the dates indicated.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the U.S. Securities Act of 1933, as amended. The Company has elected not to present management adjustments and will only be presenting transaction accounting adjustments and financing adjustments in the unaudited pro forma condensed combined financial information.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2025

(a) Reflects the reclassification of MK Solutions Common Stock from liability to permanent equity of R$15.8 million upon consummation of the MK Solutions Acquisition. The reclassification of non-redeemed shares from liability to permanent equity is calculated as R$0.2 million of redeemable shares liability at a par value of approximately US$.00001 per share. The adjustment is also inclusive of the reclassification of R$15.6 million of MK Solutions historical retained earnings to share premium upon closing of the MK Solutions Acquisition.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2024

(a) Reflects the reclassification of MK Solutions Common Stock from liability to permanent equity of R$11.6 million upon consummation of the MK Solutions Acquisition. The reclassification of non-redeemed shares from liability to permanent equity is calculated as R$0.2 million of redeemable shares liability at a par value of approximately US$.00001 per share. The adjustment is also inclusive of the reclassification of R$11.4 million of MK Solutions historical retained earnings to share premium upon closing of the MK Solutions Acquisition.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Loss for the Six Months Ended June 30, 2025

Transaction Accounting Adjustments:

(b) Reflects the estimated total number of shares of the Company’s common stock that would be outstanding as of the date of the MK Solutions Acquisition, including the shares to be issued in the Offering, as if they have been outstanding for the entirety of the periods presented. For the six months ended June 30, 2025, the historical weighted average shares outstanding for the Company have been adjusted to reflect the one-for-ten stock split effected in October 2025 as illustrated in the below table:

Six Months Ended June 30, 2025
Weighted average shares outstanding - Nuvini historical	92,257,843
1-for-10 reverse stock split ratio	0.10
Weighted average shares outstanding - Nuvini adjusted	9,225,784
Issuance of common stock in connection with MK Solutions Transaction	17,715,374
Pro forma combined weighted average number of common shares outstanding, basic and diluted	26,941,158

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Loss for the Year Ended December 31, 2024

Transaction Accounting Adjustments:

(b) Reflects the estimated total number of shares of the Company’s common stock that would be outstanding as of the date of the MK Solutions Acquisition, including the shares to be issued in the Offering, as if they have been outstanding for the entirety of the periods presented. For the year ended December 31, 2024, the historical weighted average shares outstanding for the Company have been adjusted to reflect the one-for-ten stock split effected in October 2025 as illustrated in the below table:

Year Ended December 31, 2025
Weighted average shares outstanding - Nuvini historical	30,271,959
1-for-10 reverse stock split ratio	0.10
Weighted average shares outstanding - Nuvini adjusted	3,027,196
Issuance of common stock in connection with MK Solutions Transaction	17,715,374
Pro forma combined weighted average number of common shares outstanding, basic and diluted	20,742,570

2. Accounting for the Acquisition of MK Solutions

Preliminary Purchase Price Consideration

(d) Under the terms of the purchase agreement of MK Solutions, the Company will pay, on the Closing Date, R$71,500 million, of which R$10,000 million will be deposited in an Escrow Account for contingencies, as applicable. Because there is no reliable estimate for the value of the future contingencies as of the filing date, the purchase price consideration is based on the stated consideration in the agreement, and the net assets acquired are derived from the historical balance sheet to estimate the resulting goodwill adjustment.

The following table presents the calculation of preliminary purchase price consideration as of June 30, 2025:

(In thousands)
Purchase price (as defined in the Share Purchase and Other Agreements)	R$71,500

Assets acquired	20,531
Liabilities assumed	(4,886)
Net assets acquired	15,645

Goodwill	R$55,855

The following table presents the calculation of preliminary purchase price consideration as of December 31, 2024:

(In thousands)
Purchase price (as defined in the Share Purchase and Other Agreements)	R$71,500

Assets acquired	15,870
Liabilities assumed	(4,467)
Net assets acquired	11,403

Goodwill	R$60,097

Preliminary Purchase Price Allocation

The allocation of the consideration is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired and liabilities assumed. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Since the Pro Forma Financial Information has been prepared based on preliminary estimates of fair values attributable to the acquisition of MK Solutions, the actual amounts eventually recorded in accordance with the acquisition method of accounting may differ materially from the information presented. In the pro forma statements, absent a completed fair value analysis, the assets and liabilities are reflected at the “best estimate” at the time of filing which equates to the book value on a preliminary basis.

The preliminary purchase price allocation is subject to change due to several factors, including changes in the estimated fair value of MK Solutions’ identifiable assets acquired and liabilities assumed, such as identifiable intangible assets and liabilities including labor obligations, redeemable shares liabilities and other contingencies.

In connection with the acquisition and related purchase price allocation, MK Solutions’ historical equity accounts were eliminated as of the acquisition date and replaced with the acquirer’s recognized net assets and goodwill, as applicable.

The unaudited pro forma combined balance sheet assumes that the Company funded the cash portion of the purchase consideration and transaction-related costs through a combination of cash on hand and the issuance of US$15.0 million of new credit facilities in connection with the acquisition. The proceeds from the credit issuance were used at closing to fund the transaction, resulting in no pro forma cash and cash equivalents as of the acquisition date. The unaudited pro forma condensed combined statements of loss include incremental interest expense related to the new credit facility drawn to fund the acquisition, calculated at an estimated interest rate of 20% in Brazilian Reais, assuming the borrowings were outstanding for the periods presented.

SELLING SHAREHOLDERS

This prospectus relates to the resale of up to 17,715,374 Ordinary Shares by the Selling Shareholder. The Ordinary Shares being offered by the Selling Shareholder are those previously issued to the selling shareholders. We are registering the Ordinary Shares in order to permit the Selling Shareholder to offer the Ordinary Shares for resale from time to time. Except for the ownership of the Ordinary Shares, the Selling Shareholder have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the Ordinary Shares by the Selling Shareholder. The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholder, based on its ownership of the Ordinary Shares, as December 26, 2025, assuming conversion of all Notes held by the Selling Shareholder on that date, using the Fixed Price (as defined in the Notes), without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholder.

In accordance with the terms of a registration rights agreement with the Selling Shareholder, this prospectus generally covers the resale of the sum of the number of Ordinary Shares issued to the Selling Shareholder. The fourth column assumes the sale of all of the Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering(2)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus (3)	Number of Ordinary Shares Owned After Offering(4)
Amiens Technology Investments LLC(1)	2,112,192	17,715,374	-

(1)	The address of the Selling Shareholder is c/o Ayrton Capital LLC, 55 Post Rd West, 2nd Floor, Westport, CT 06880. Ayrton Capital LLC, the investment manager to Amiens Technology Investments LLC, has discretionary authority to vote and dispose of the shares held by Amiens Technology Investments LLC and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Amiens Technology Investments LLC. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares.

(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Represents the Conversion of the Outstanding Value (as defined in the Notes) of the Notes at a conversion price of $4.36 (“Fixed Price”).

(3)	Represents the maximum number of Ordinary Shares issued or issuable upon conversion of the Notes.

(4)	Assumes the Selling Shareholder sells all the Ordinary Shares that it beneficially owns or will own as result of the conversion of the Notes, although the Selling Shareholder is not under an obligation known to us to sell any Ordinary Shares at this time.

PLAN OF DISTRIBUTION

We are registering an aggregate of 17,715,374 Ordinary Shares issuable to the Selling Shareholder upon conversion of the Notes, to permit the resale of these Ordinary Shares by the Selling Shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the shares of Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES RELATED TO THE OFFERING

U.S. dollar
SEC Registration Fee	$7,095
Legal Fees and Expenses	$65,000
Accounting Fees and Expenses	$69,305
Printing Expenses	$0
Miscellaneous Expenses	$0
Total	$141,400

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Company is incorporated in Cayman Islands and conducts a majority of its operations, located outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP with respect to certain legal matters of U.S. federal securities and New York State law. Validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Carey Olsen, our counsel as to Cayman Islands law.

EXPERTS

The audited consolidated financial statements as of and for the years ended December 31, 2024, and 2023 included in this prospectus for the year ended December 31, 2024, in reliance on the report of Grant Thornton Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2022, before the effects of the adjustments of the reorganization transaction described in Notes 1, 17, and 18, (not separately included or incorporated by reference in the Prospectus) have been audited by Deloitte Touche Tohmatsu Auditores Independentes Ltda., an independent registered public accounting firm. The adjustments to those financial statements to retrospectively apply the reorganization transaction described in Notes 1, 17, and 18 have been audited by Grant Thornton Auditores Independentes Ltda., an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2022 included in this prospectus for the year ended December 31, 2024, in reliance on the reports of (i) Deloitte Touche Tohmatsu Auditores Independentes Ltda. solely with respect to those financial statements before the effects of the adjustments to retrospectively apply the reorganization transaction described in Notes 1, 17, and 18 and (ii) Grant Thornton Auditores Independentes Ltda. solely with respect to the adjustments to those financial statements to retrospectively apply the reorganization transaction described in Notes 1, 17, and 18, given on the authority of such firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the Ordinary Shares offered in this prospectus.

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https:// www.nuvini.co. We will make available on our website, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with them. This means that the Company can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the Company’s affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When the Company updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

The Company incorporates by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus:

●	its Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 30, 2025;

●	its Reports on Form 6-K filed with the SEC on May 7, 2025, May 12, 2025, May 16, 2025, June 13, 2025, August 5, 2025, August 13, 2025, August 20, 2025, August 25, 2025, August 28, 2025, September 26, 2025, September 29, 2025, September 30, 2025, September 30, 2025, October 6, 2025, October 14, 2025, October 20, 2025, October 31, 2025, November 3, 2025, November 7, 2025, November 18, 2025, December 4, 2025, December 10, 2025, December 15, 2025, and December 23, 2025;

●	the description of the Ordinary Shares contained in the Company’s Registration Statement on Form 8-A12B filed with the SEC on September 29, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

●	any annual or periodic reports, including on Form 20-F, filed with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offerings of Securities under this prospectus (except to the extent such reports are furnished but not filed with the SEC); and

●	any Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of the offerings of securities under this prospectus, but only to the extent that the forms expressly state that Nuvini incorporates them by reference in this prospectus.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein or any of its SEC filings incorporated by reference herein without charge by written or oral request directed to at:

Nvni Group Limited

P.O. Box 10008, Pavilion East, Cricket Square

Grand Cayman, Cayman Islands KY1-1001

Tel: (+55 11) 5642-3370

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Every Director, secretary and other officer (excluding statutory auditors) of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Memorandum and Articles of Association of Nvni Group Limited (incorporated by reference to Exhibit 3.1 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
3.2	Amended and Restated Memorandum and Articles of Association of Nvni Group Limited (incorporated by reference to Exhibit 1.2 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
3.3*	Second Amended and Restated Memorandum and Articles of Association of Nvni Group Limited, dated March 20, 2025, as amended on September 18, 2025.
5.1*	Opinion of Foreign Counsel of Registrant
5.2*	Opinion of Counsel of Registrant
10.1	Sponsor Support Agreement, dated February 26, 2023, by and among Mercato Partners Acquisition Group, LLC, the persons listed on Schedule I thereto, Mercato Partners Acquisition Corporation, Nuvini Holdings Limited and Nvni Group Limited (incorporated by reference to Exhibit 10.1 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.2+	Shareholder Voting and Support Agreement, dated as of February 26, 2023, by and among Mercato Partners Acquisition Corporation, Nuvini Holdings Limited and the other parties signatory thereto (incorporated by reference to Exhibit 10.2 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.3	Lock-up Agreement, dated September 29, 2023, by and between Nvni Group Limited and each of the stockholders of the Company to be listed on Exhibit A thereto (incorporated by reference to Exhibit 4.3 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.4	Registration Rights Agreement, dated September 29, 2023, by and among Nvni Group Limited, Mercato Partners Acquisition Group, LLC, certain parties set forth on Exhibit A thereto and certain former shareholders of Nuvini Holdings Limited set forth on Exhibit B thereto (incorporated by reference to Exhibit 4.4 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.5	Letter Agreement, dated November 3, 2021, by and among Mercato Partners Acquisition Corporation, its officers and directors and Mercato Partners Acquisition Group, LLC (incorporated by reference to Exhibit 10.1 to Mercato’s Current Report on Form 8-K, (File No. 001-41017) filed with the SEC on November 8, 2021).
10.6†	First Loan Agreement, dated August 23, 2021, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.6 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.7†	Second Loan Agreement, dated August 31, 2021, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.7 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.8†	Third Loan Agreement, dated January 27, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.8 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.9†	Fourth Loan Agreement, dated January 27, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.9 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.10†	Fifth Loan Agreement, dated February 1, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.10 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.11†	Sixth Loan Agreement, dated March 29, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.11 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).

10.12†	Restated Amendment to the Loan Agreements, dated April 28, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.12 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.13†	Seventh Loan Agreement, dated February 13, 2023, between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.13 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.14†	Loan Agreement, dated September 3, 2021, between Nuvini S.A. and Aury Ronan Francisco (English-language translation) (incorporated by reference to Exhibit 10.14 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.15†	First Amendment to the Loan Agreement, dated January 27, 2022, between Nuvini S.A. and Aury Ronan Francisco (English-language translation) (incorporated by reference to Exhibit 10.15 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.16†	Second Amendment to the Loan Agreement, dated May 25, 2022, between Nuvini S.A. and Aury Ronan Francisco (English-language translation) (incorporated by reference to Exhibit 10.16 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.17†	Loan Agreement, dated May 20, 2022, by and between Nuvini S.A. and Accipiens Consultoria e Participações EIRELI (English-language translation) (incorporated by reference to Exhibit 10.17 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.18†	Loan Agreement, dated August 15, 2022, by and between Nuvini S.A. and Accipiens Consultoria e Participações EIRELI (English-language translation) (incorporated by reference to Exhibit 10.18 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.19†	Credit Assignment Agreement, dated November 30, 2022, by and between Pierre Schurmann and Accipiens Consultoria e Participações EIRELI (English-language translation) (incorporated by reference to Exhibit 10.19 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.20†	Amendment to the Loan Agreements, dated December 10, 2022, by and between Nuvini S.A. and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.20 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.21†	Loan Equity Kicker, dated December 15, 2022, by and among Nuvini S.A., Pierre Schurmann and Heru Investimentos e Participações LTDA (English-language translation) (incorporated by reference to Exhibit 10.21 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.22	Advisor Agreement, dated February 28, 2022, by and between Luiz Busnello and Nuvini S.A. (English-language translation) (incorporated by reference to Exhibit 10.22 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.23	Advisor Agreement, dated June 14, 2022, by and between Walter Leandro and Nuvini S.A. (English-language translation) (incorporated by reference to Exhibit 10.23 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.24†	Fourth Amended Consolidated Issuance Deed of Debentures, dated April 25, 2022, by and among Nuvini S.A., Vórtx Distribuidora de Títulos e Valores Mobiliários LTDA., OnClick Sistemas de Informação LTDA., Commit Consulting LTDA., Apie.comm Tecnologia LTDA. and Leadlovers Tecnologia LTDA (English-language translation) (incorporated by reference to Exhibit 10.24 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.25†	Fifth Amended Issuance Deed of Debentures, dated December 16, 2022, by and among Nuvini S.A., Vórtx Distribuidora de Títulos e Valores Mobiliários LTDA., OnClick Sistemas de Informação LTDA., Commit Consulting LTDA., Apie.comm Tecnologia LTDA., Leadlovers Tecnologia LTDA and Pierre Schurmann (English-language translation) (incorporated by reference to Exhibit 10.25 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).

10.26†	Loan Equity Kicker, dated as of October 27, 2022, between Nuvini, Mr. Éder de Macedo Medeiros, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.28 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.27†	Loan Equity Kicker, dated as of October 28, 2022, between Nuvini and Aloysio Jose da Fonseca Junqueira, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.29 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.28†	Loan Equity Kicker, dated as of November 2, 2022, between Nuvini, Quadro Holding e Participações Ltda, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.30 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.29†	Loan Equity Kicker, dated as of November 21, 2022, between Nuvini and Iury Andrade Melo, with Heru Investimentos e Participações Ltda and Simplest Software Ltda. as intervening and consenting parties (English-language translation) (incorporated by reference to Exhibit 10.31 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.30	Indemnification Agreement by and between Pierre Schurmann and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.30 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.31	Indemnification Agreement by and between Luiz Busnello and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.31 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.32	Indemnification Agreement by and between Scott Klossner and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.32 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.33	Indemnification Agreement by and between Greg Warnock and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.33 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.34	Indemnification Agreement by and between Marcello Gonçalves and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.34 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.35	Indemnification Agreement by and between Roberto Sahade and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.35 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.36	Indemnification Agreement by and between Randy Millian and Nuvini, dated as of September 29, 2023 (incorporated by reference to Exhibit 4.36 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.37	Indemnification Agreement by and between João Antonio Dantas Bezerra Leite and Nuvini, dated as of April 25, 2024 (incorporated by reference to Exhibit 4.37 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).
10.38	Indemnification Agreement by and between Marco Aurelio Leone Fernandes and Nuvini, dated as of June 20, 2024 (incorporated by reference to Exhibit 4.38 to the Company’s Annual Report on Form 20-F filed with the SEC on December 26, 2024).
10.39	Nuvini 2023 Incentive Plan (incorporated by reference to Exhibit 4.37 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.40	Form of Subscription Agreement, by and among Mercato Partners Acquisition Corporation and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to Mercato’s Current Report on Form 8-K (File No. 001-41017), filed with the SEC on September 25, 2023).
10.41	Nuvini S.A. 2020 Stock Option Plan (incorporated by reference to Exhibit 4.39 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.42	Form of Nuvini S.A. 2020 Stock Option Plan Award Agreement (incorporated by reference to Exhibit 4.40 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.43	Business Combination Agreement, dated February 26, 2023, by and among Mercato Partners Acquisition Corporation, Nuvini Holdings Limited, Nvni Group Limited and Nuvini Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to Nuvini’s Registration Statement on Form F-4 (File No. 333-272688), filed with the SEC on September 6, 2023).
10.44	Amendment No. 1 to the Business Combination Agreement, dated September 28, 2023, by and among Mercato Partners Acquisition Corporation, Nuvini Holdings Limited, Nvni Group Limited and Nuvini Merger Sub, Inc. (incorporated by reference to Exhibit 4.42 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.45	Warrant Agreement by and between Mercato Partners Acquisition Corporation and Continental Stock Transfer & Trust Company, dated November 3, 2021 (incorporated by reference to Exhibit 4.1 to Mercato’s Current Report on Form 8-K (File No. 001-41017), filed with the SEC on November 8, 2021).
10.46	Warrant Termination and Adoption Agreement, dated September 29, 2023, by and among Mercato Partners Acquisition Corporation, Nvni Group Limited and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 2.3 to Nuvini’s Shell Company Report on Form 20-F (File No. 001-41823), filed with the SEC on September 29, 2023).
10.47	Securities Purchase Agreement, dated as of December 31, 2024, (incorporated by reference to Exhibit 10.1 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.48	Form of Series A Ordinary Warrant (incorporated by reference to Exhibit 10.2 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).

10.49	Form of Series B Ordinary Warrant (incorporated by reference to Exhibit 10.3 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.50	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.4 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.51	Placement Agency Agreement (incorporated by reference to Exhibit 10.5 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.52	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.6 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.53	Registration Rights Agreement (incorporated by reference to Exhibit 10.7 to Nuvini’s Current Report on Form 6-K, filed with the SEC on January 6, 2025).
10.54	Amendment to Placement Agent Warrant dated January 31, 2025, by and between Nvni Group Limited and the placement agent (incorporated by reference to Exhibit 10.54 to Nuvini’s Registration Statement on Form F-1 (File No. 333-284809), filed with the SEC on February 25, 2025)
10.55	Settlement Agreement and Release dated July 29, 2025 (incorporated by reference to Exhibit 10.1 to Nuvini’s Current Report on Form 6-K, filed with the SEC on August 5, 2025)
10.56	Amendment to Subscription Agreement Amendment dated July 29, 2025 (incorporated by reference to Exhibit 10.2 to Nuvini’s Current Report on Form 6-K, filed with the SEC on August 5, 2025)
10.57	Subscription Agreement Amendment dated July 29, 2025 (incorporated by reference to Exhibit 10.3 to Nuvini’s Current Report on Form 6-K, filed with the SEC on August 5, 2025)
10.58	Amendment Subscription Agreement Amendment dated July 29, 2025 (incorporated by reference to Exhibit 10.4 to Nuvini’s Current Report on Form 6-K, filed with the SEC on August 5, 2025)
10.59	Securities Purchase Agreement, dated as of August 12, 2025, (incorporated by reference to Exhibit 10.1 to Nuvini’s Current Report on Form 6-K, filed with the SEC on August 13, 2025).
10.60	Form of Note (incorporated by reference to Exhibit 10.2 to Nuvini’s Current Report on Form 6-K, filed with the SEC on August 13, 2025).
10.61	Form of Securities Purchase Agreement, dated as of December 11, 2025 (incorporated by reference to Exhibit 10.1 to Nuvini’s Current Report on Form 6-K, filed with the SEC on December 15, 2025).
10.62	Form of Note (incorporated by reference to Exhibit 10.2 to Nuvini’s Current Report on Form 6-K, filed with the SEC on December 15, 2025).
10.63	Form of Securities Exchange Agreement ((incorporated by reference to Exhibit 10.3 to Nuvini’s Current Report on Form 6-K, filed with the SEC on December 15, 2025).
10.64	Form of Exchange Note (incorporated by reference to Exhibit 10.4 to Nuvini’s Current Report on Form 6-K, filed with the SEC on December 15, 2025).
10.65	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to Nuvini’s Current Report on Form 6-K, filed with the SEC on December 15, 2025).
21.1*	A list of subsidiaries of Nvni Group Limited
23.1*	Consent of Grant Thornton Auditores Independentes Ltda. dated as of January 26, 2026
23.2*	Consent of Deloitte Touche Tohmatsu Auditores Independentes Ltda. dated as of January 26, 2026
23.3*	Consent of Foreign Counsel of Registrant (included as part of Exhibit 5.1)
23.4*	Consent of Counsel of Registrant (included as part of Exhibit 5.2)
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement)
99.1*	Audited Financial Statements of MK Solutions as of and for the year ended December 31, 2024.
99.2*	Unaudited Financial Statements of MK Solutions as of and for the six months ended June 30, 2025
99.3	Insider Trading Policy (incorporated by reference to Exhibit 11.1 to the Company’s Annual Report on Form 20-F/A filed with the SEC on December 26, 2024).
99.4	Clawback Policy (incorporated by reference to Exhibit 97.1 to the Company’s Annual Report on Form 20-F/A filed with the SEC on December 26, 2024).
99.5*	Consolidated balance sheet of Nvni Group Limited and subsidiaries as of December 31, 2024 and 2023 and statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years ended December 31, 2024, and the related notes.
107*	Filing Fee Table

+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K. Nuvini Group Limited agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†	Portions of these exhibits have been redacted in compliance with Item 601(a)(6) of Regulation S-K.

*	Filed herewith

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(d) Filing Fee Table.

The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 10. Undertakings.

(a) The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes:

(1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused and authorized this registration statement to be signed on its behalf by the undersigned.

NVNI GROUP LIMITED

January 26, 2026	By:	/s/ Pierre Schurmann
	Name:	Pierre Schurmann
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints each of Pierre Schurmann and Luiz Busnello as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following people in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pierre Schurmann	Chief Executive Officer and Director	January 26, 2026
Pierre Schurmann	(Principal Executive Officer)

/s/ Roberto Otero	Chief Financial Officer	January 26, 2026
Roberto Otero

/s/ Gustavo Usero	Chief Operating Officer	January 26, 2026
Gustavo Usero

/s/ Ricardo Beirouti de Miranda Roque	Controller	January 26, 2026
Ricardo Beirouti de Miranda Roque

/s/ Luiz Busnello	Director	January 26, 2026
Luiz Busnello

/s/ João Antonio Dantas Bezerra Leite	Director	January 26, 2026
João Antonio Dantas Bezerra Leite

/s/ Marcello Gonçalves	Director	January 26, 2026
Marcello Gonçalves

/s/ Marco Aurelio Leone Fernandes	Director	January 26, 2026
Marco Aurelio Leone Fernandes

/s/ Phoebe Wang	Director	January 26, 2026
Phoebe Wang

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America has signed this registration statement or amendment thereto in New York on January 26, 2026.

By:	/s/ Collen A. DeVries
Name:	Collen A. DeVries
Title:	Senior Vice President on behalf of Cogency Global Inc